CONTACT: Investor Relations (918) 742-1888

      ST. JOSEPH, INC. REPORTS MARKETING AGREEMENT WITH CORPORATE RESOURCE
                                 SERVICES, INC.


FOR IMMEDIATE RELEASE

TULSA, OKLAHOMA - Sept. 15, 2005 - St. Joseph, Inc.(OTC.BB:STJO), announced today the expansion of its business by entering into a marketing agreement with Corporate Resource Services, Inc., a leader in the Professional Employer Organization (PEO) industry.

"The preliminary groundwork for success began with the training of our sales and marketing team, initially targeting the sales, maintenance, and administration associated with the PEO business," stated Mr. John H. Simmons, President of St. Joseph, Inc. "We look forward to aggressively growing our organization, both organically and through future acquisitions." More information about St. Joseph, Inc. is available at http://www.stjosephinc.com.

Ms. Jan Edwards, President of Corporate Resource, stated, "We are looking forward to doing business with St. Joseph and appreciate the quality and integrity St. Joseph and its leadership brings to the business community." Edwards continued, "We are excited about the potential growth opportunity and expect a mutually beneficial business relationship for years to come."

(Note: The statements contained in this press release that are not historical facts, including those that are identified with the words "outlook," "plan," "expect," "predict," "appears," "indicator" and similar words, are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors cited above as challenges and concerns and: (i) changes in general economic conditions; (ii) regulatory and tax developments, including possible adverse application of various federal, state and local regulations; (iii) changes in St. Joseph, Inc.'s direct costs and operating expenses, including, but not limited to, increases in health insurance and workers' compensation premiums and underlying claims trends, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of St. Joseph, Inc.'s operations; (iv) St. Joseph, Inc's liability for worksite employee payroll and benefits costs; and (v) an adverse final judgment or settlement of claims against St. Joseph, Inc. These factors are described in further detail in St. Joseph, Inc's filings with the Securities and Exchange Commission.)


Contact:

Mark Johnson
4870 South Lewis, Suite 250
Tulsa, OK 74105
(918) 742-1888
mark@stjosephinc.com